Exhibit 99.1

        INSEQ UPDATES DISCLOSURE ON ACQUISITION OF METALS DISTRIBUTOR
           Acquisition to Add $15 million in Annualized Sales and
                      Estimated $1.5 million in EBITDA

MOUNT ARLINGTON, N.J., August 10, 2005 - INSEQ Corporation ("INSEQ") (OTC Bulletin Board: INSQ) today disclosed that it has executed an agreement to acquire Independent Metal Sales, Inc. ("IMS").

The agreement with IMS calls for a closing during the third quarter 2005. The purchase price is based on a multiple of five times IMS' estimated adjusted EBITDA, which is estimated to be about $1.5 million per year. The acquisition is to be completed on the basis of $2.5 million in cash at closing. The remainder of the purchase price is to be paid in the form of milestone payments, earn-outs, which will include performance based hurdles of $1.2 million in EBITDA, and term notes, which will be subject to downward adjustment in the event that IMS' trailing three-year average EBITDA on the third anniversary of closing is less than $1.5 million. IMS' key management will stay on to run the division and will execute three year employment agreements with INSEQ.

IMS provides value-added metals processing services and distributes a full line of metal products. IMS services its several hundred customers out of its ISO 9002 certified, strategically-located, North Eastern U.S. based processing and distribution facility.

INSEQ expects that its consolidated revenues and EBITDA for the twelve months following the intended IMS acquisition will be in excess of $21million, with more than $2.1 million in EBITDA.

About INSEQ Corporation

INSEQ Corporation is a publicly traded company whose mission is to directly facilitate the efficient utilization of primary and secondary commodities including metals, chemicals, fuels and plastics. More information on INSEQ is available online at www.inseq.com.

INSEQ is 70% owned by GreenShift Corporation (OTC Bulletin Board:
GSHF), a business development corporation whose mission is to develop and support companies and technologies that facilitate the efficient use of natural resources and contribute to the resolution of environmental challenges.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of INSEQ Corporation, and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.